March 25, 1994










Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Boise Centre on the Grove, 850 West Front Street, Boise, Idaho, on Wednesday, May 4,
1994, at 2:00 P.M., local time.

     The enclosed formal Notice of Meeting and Proxy
Statement provide information concerning the matters to be considered at the meeting.

     YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO
ATTEND, YOU CAN BE SURE YOUR SHARES ARE REPRESENTED AT THE
MEETING BY PROMPTLY RETURNING YOUR COMPLETED PROXY IN THE
ENCLOSED ENVELOPE.

     We were pleased with the response of our shareholders to the solicitation of proxies for the 1993 Annual Meeting, at which approximately 89 percent of the Company's eligible shares were represented in person or by proxy. You may cancel your proxy prior to or at the meeting and may vote in person if you wish.

                        Very truly yours,

       (Joseph W. Marshall)            (L. R. Gunnoe)

        Joseph W. Marshall              L. R. Gunnoe
     Chairman of the Board and          President and
      Chief Executive Officer      Chief Operating Officer

                                             March 25, 1994










Dear Employee:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Boise Centre on the Grove, 850 West Front Street, Boise, Idaho, on Wednesday,
May 4, 1994, at 2:00 P.M., local time.

     The enclosed formal Notice of Meeting and Proxy
Statement provide information concerning the matters to be considered at the meeting.

     Tabulation of proxies will be performed outside the Company by a third party. Therefore, proxy voting information will be confidential.

     YOUR VOTE IS IMPORTANT.  EMPLOYEES ARE THE SINGLE
LARGEST HOLDER OF THE COMPANY'S COMMON STOCK.  WHETHER OR NOT
YOU PLAN TO ATTEND, YOU CAN BE SURE YOUR SHARES ARE
REPRESENTED AT THE MEETING BY PROMPTLY RETURNING YOUR
COMPLETED PROXY IN THE ENCLOSED ENVELOPE.

     We were pleased with the response of our shareholders to the solicitation of proxies for the 1993 Annual Meeting, at which approximately 89 percent of the Company s eligible shares were represented in person or by proxy. Employee representation totaled 61 percent of the total shares held by the employees. You may cancel your proxy prior to or at the meeting and may vote in person if you wish.

                        Very truly yours,

       (Joseph W. Marshall)            (L. R. Gunnoe)

        Joseph W. Marshall              L. R. Gunnoe
     Chairman of the Board and          President and
      Chief Executive Officer      Chief Operating Officer

PRELIMINARY COPY

                       IDAHO POWER COMPANY
                     l221 West Idaho Street
                          P. O. Box 70
                      Boise, Idaho   83707

                      ____________________

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD MAY 4, l994

                                             March 25, 1994


TO THE SHAREHOLDERS OF IDAHO POWER COMPANY:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of
Shareholders of Idaho Power Company will be held at the Boise
Centre on the Grove, 850 West Front Street, Boise, Idaho, on
May 4, 1994, at 2:00 P.M., local time, for the following purposes:

          l.   to elect four Director Nominees;
          2.   to ratify the selection of Deloitte &
               Touche as independent auditors for the
               fiscal year ending December 31, 1994;
          3. to authorize the 1994 Restricted Stock Plan for officers and executives; and
          4. to transact such other business that may properly come before the meeting.

     Shareholders of record at the close of business on March 16, l994, are entitled to notice of and to vote at the meeting.

     To ensure a quorum, it is important that shareholders representing a majority of the voting power of all stock outstanding and entitled to vote be present in person or represented by their proxies. Therefore, whether or not you expect to attend the meeting in person, please sign, fill out, date and return the enclosed proxy card in the self-addressed, postage-paid envelope also enclosed. Please complete and mail your proxy promptly. If you attend the meeting and prefer to vote in person, you can revoke your proxy.


                         By Order of the Board of Directors
                         Robert W. Stahman
                         Secretary

          TO SHAREHOLDERS WHO RECEIVE MULTIPLE PROXIES

IF YOU OWN COMPANY STOCK (COMMON OR PREFERRED) OTHER THAN THE
SHARES SHOWN ON THE ENCLOSED PROXY, YOU WILL RECEIVE A PROXY
IN A SEPARATE ENVELOPE FOR EACH SUCH HOLDING.  EACH PROXY
RECEIVED SHOULD BE EXECUTED AND RETURNED.

                         PROXY STATEMENT
                     For Idaho Power Company
                     1221 West Idaho Street
                          P. O. Box 70
                       Boise, Idaho 83707
               For Annual Meeting of Shareholders
                           May 4, 1994

                          _____________

                       GENERAL INFORMATION


     This Proxy Statement will first be sent to shareholders on or about March 25, l994.

     The accompanying proxy is solicited on behalf of the Board of Directors of Idaho Power Company for use at the Annual Meeting of Shareholders to be held at the Boise Centre on the Grove, 850 West Front Street, Boise, Idaho, on May 4, 1994, at 2:00 P. M., local time, and at any adjournments thereof.

     The cost of soliciting proxies will be paid by the Company. Besides soliciting by mail, the Company may request the return of proxies personally or by telephone, telegraph or in person without extra compensation. Additionally, solicitation of proxies from brokers, banks, nominees and institutional investors will be made by Beacon Hill Partners, Inc., at a cost to the Company of approximately $3,500 plus out-of-pocket expenses. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their expenses in sending proxy materials to beneficial owners.

     All valid proxies received, unless revoked, will be voted at the meeting, as directed by the shareholder. If no direction is given by a shareholder, proxies received will be voted FOR Proposal 1, management's nominees for Directors, FOR Proposal 2, ratification of the selection of Deloitte & Touche as independent auditors for the year 1994, and FOR Proposal 3, authorization of the Restricted Stock Plan for officers and executives as set forth in the Notice of Meeting. Proxies are revocable at any time before the vote by notice in writing to the Secretary or by oral notice at the meeting.

          It is the policy of the Company that all proxy cards and ballots for shareholder meetings that identify shareholders, including employees, are to be kept secret, and no such document shall be available for examination nor shall the identity and vote of any shareholder be disclosed to the Company or any third party. Proxy cards shall be returned in envelopes addressed to the independent tabulator who receives, inspects and tabulates the proxies. Individual voted proxies and ballots are not seen by nor reported to the Company except (i) as necessary to meet applicable legal requirements, (ii) to allow the independent election inspectors to certify the results of the shareholder vote,
(iii) in the event of a matter of significance where there is a proxy solicitation in opposition to the Board of Directors, based upon an opposition proxy statement filed with the Securities and Exchange Commission, or (iv) to respond to shareholders who have written comments on their proxies.

     The close of business on March 16, 1994, is the record date for determining shareholders entitled to notice of and to vote at the meeting.

     The outstanding voting securities of the Company as of
the record date for the meeting are as follows:  177,506
shares of 4% Preferred Stock, $100 par value, each share being entitled to twenty votes; l50,000 shares of 7.68%
Series, Serial Preferred Stock, $l00 par value, each share being entitled to one vote; and 37,096,304 shares of Common
Stock, $2.50 par value, each share being entitled to one vote. The aggregate voting power of outstanding voting securities is 40,796,424 votes.

     Shareholders representing a majority of the voting power must be represented at the meeting, in person or by proxy, to constitute a quorum for transacting business. Assuming a quorum is present, the affirmative vote by the holders of a majority of the shares represented at the Annual Meeting and entitled to vote will be required to act on the election of Directors, ratification of independent auditors and approval of the 1994 Restricted Stock Plan. In accordance with the law of the State of Idaho, if a shareholder abstains on any matter, that shareholder's shares will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter. A broker non-vote is not considered present for voting purposes and therefore will have no effect on the outcome on the matters to be acted upon.


                           PROPOSAL 1

                      ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation provide that the Directors of the Company be elected for three-year terms with approximately one-third of the Board of Directors to be elected at each Annual Meeting of Shareholders. The four nominees identified below are nominees for election at the 1994 Annual Meeting of Shareholders for terms expiring at the 1997 annual meeting. All the nominees currently are Directors of the Company.

     Unless otherwise instructed, proxies received will be voted in favor of the election of the persons nominated by management for Directors. While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more shall be unable to do so, the proxies will be voted for nominees selected by the Board of Directors of the Company.

NOMINEES FOR DIRECTORS

     George L. Coiner - Mr. Coiner, 68, a Director of the
Company since 1971, is President of Coiner Land and Livestock
Co., and is a partner of C&B Cattle Co., and K&G Co.

     Larry R. Gunnoe - Mr. Gunnoe, 58, a Director of the
Company since 1990, is President and Chief Operating Officer
(September 1, 1990).  He was formerly Vice President -
Distribution (1988-1990).

     Peter T. Johnson - Mr. Johnson, 61, a Director of the Company since 1993, is a private investor. He was formerly Chief Executive Officer of TJ International (1975-1979), and former Administrator of the Bonneville Power Administration (1981-1986). He is also a director of Standard Insurance Company (since 1987).

     James A. McClure - Mr. McClure, 69, a Director of the Company since 1991, is a partner in the law firm of Givens, Pursley & Huntley and is President of McClure, Gerard & Neuenschwander, Inc. He was formerly a United States Senator (1973 to 1991) and is a director of Boise Cascade Corporation, The Williams Companies and Coeur d Alene Mines Corporation.

CONTINUING DIRECTORS

     Robert D. Bolinder - Mr. Bolinder, 62, a Director of the Company since 1980, is a director and Executive Vice President Corporate Planning and Development of Smith's Food & Drug Centers, Inc. (since 1988), and President of Robert D. Bolinder Associates. He is also a director of Hannaford Bros. Co. Inc (term expires 1995).

     Roger L. Breezley - Mr. Breezley, 55, a Director of the
Company since 1993, is a director and Chairman of the Board and Chief Executive Officer of U. S. Bancorp (since 1987).

     John B. Carley - Mr. Carley, 60, a Director of the
Company since 1990, is President (1984-1990) and Chief
Operating Officer (since 1990) and a director of Albertson's,
Inc (since 1979).

     Evelyn Loveless - Mrs. Loveless, 60, a Director of the
Company since 1987, is Chief Executive Officer and a director of Global, Inc., and a director of Key Bank of Idaho (since
1993).

     Joseph W. Marshall - Mr. Marshall, 55, a Director of the Company since 1989, is Chairman of the Board and Chief Executive Officer (1989 to present) and a director of U. S. Bank of Idaho (since 1992). He was formerly Executive Vice President of the Company (1988-1989) (term expires 1995).

     Jon H. Miller - Mr. Miller, 56, a Director of the
Company since 1988, is a private investor.  He was formerly
President and Chief Operating Officer (1978-1990) and a director (1977-1990) of Boise Cascade Corporation. He is also a director of Specialty Paperboard Corporation (term expires 1995).

     Richard T. Norman - Mr. Norman, 69, a Director of the
Company since 1987, is retired Chairman of the Board and Chief Executive Officer of H&N Wholesalers, Inc., dba Norman
Supply.

     Gene C. Rose - Mr. Rose, 65, a Director of the Company since 1983, is a partner in the law firm of Yturri, Rose, Burnham, Bentz & Helfrich (term expires 1995).

     Phil Soulen - Mr. Soulen, 64, a Director of the Company since 1971, is President of Soulen Livestock Co. He is also
President of Weiser Feed & Storage, Inc., and a director of
West One Bancorp (term expires 1995).

               SECURITY OWNERSHIP OF MANAGEMENT

     The table below and information following set forth the number of shares beneficially owned on March 1, 1994, by the Directors, by those Executive Officers named in the Summary Compensation Table who are non-directors and by the Directors and Executive Officers of the Company as a group:

                                               AMOUNT AND NATURE     PERCENT
TITLE OF CLASS    NAME OF BENEFICIAL OWNER  OF BENEFICIAL OWNERSHIP OF CLASS*
Common Stock        Robert D. Bolinder                   877             *
Common Stock        Roger L. Breezley                    500             *
Common Stock        John B. Carley                     2,156             *
Common Stock        George L. Coiner                   2,783             *
Common Stock        Larry R. Gunnoe                   14,701             *
Common Stock        Peter T. Johnson                   1,000             *
Common Stock        Evelyn Loveless                      935             *
Common Stock        James A. McClure                     200             *
Common Stock        Joseph W. Marshall                15,253             *
Common Stock        Jon H. Miller                        500             *
Common Stock        Richard T. Norman                  2,700             *
Common Stock        Gene C. Rose                       1,960             *
Common Stock        Phil Soulen                        3,988             *
Common Stock        Douglas H. Jackson                13,531             *
Common Stock        J. LaMont Keen                     5,778             *
Common Stock        Jan B. Packwood                   10,458             *
Common Stock
    All present Directors and
    Executive Officers
    as a group (20 persons)                          170,464           .46
Preferred Stock
    All present Directors and
    Executive Officers as a group (20 persons)            89          .050
______________
*Less than 1 percent.

     All Directors and Executive Officers have voting and investment power for the shares held by them including shares owned through the Employee Savings Plan, Employee Stock Ownership Plan, and Dividend Reinvestment and Stock Purchase Plan.

     Based solely upon a review of Company records and copies of reports on Forms 3, 4 and 5 furnished to the Company or written representations that no reports on Form 5 were required, the Company believes that during 1993 all persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, filed the required reports on a timely basis, except Mr. Packwood, who filed a late report for two transactions.

              MEETINGS OF THE BOARD AND COMMITTEES

     During 1993, the Board of Directors held six meetings.
In addition, members of the Board attended standing committee meetings.

          EXECUTIVE COMMITTEE. The function of the Executive Committee is to review and act upon various matters.
Pursuant to the By-laws, the Committee has and may exercise all the powers of the Board, which may be lawfully delegated, during intervals between Board meetings. It also acts as a nominating committee to review Director candidates and to make recommendations to the Board of Directors with respect to same and to consider shareholder nominees for the Board of Directors for whom written resumes had been received prior to December 10 for the next succeeding annual meeting. Members of the Committee are Robert D. Bolinder (chairman), John B. Carley, Joseph W. Marshall, Jon H. Miller and Gene C. Rose. During 1993, the Executive Committee met twice.

          AUDIT COMMITTEE.  The function of the Audit
Committee is to ascertain whether the Company books and records are being kept in accordance with sound accounting principles and applicable rules and regulations. In addition, it reviews other services provided by the independent auditors. The Committee also reviews the plans and activities of the Internal Audit Department. Members of the Committee are Gene C. Rose (chairman), Robert D. Bolinder, Peter T. Johnson and George L. Coiner. During 1993, the Audit Committee met three times.

          COMPENSATION COMMITTEE. The function of the Compensation Committee is to establish compensation for officers and Directors and the annual general wage adjustment for Company employees and to make recommendations to the Board of Directors with respect to same. Members of the Committee are John B. Carley (chairman), Peter T. Johnson, Richard T. Norman and Evelyn Loveless. During 1993, the Compensation Committee met three times.

          FINANCE COMMITTEE.  The function of the Finance
Committee is to authorize and approve the issuance and sale or contract for the sale of debt securities of the Company and/or the call for redemption of debt securities of the Company. Members of the Committee are Joseph W. Marshall
(chairman), Robert D. Bolinder, John B. Carley and Jon H.
Miller. During 1993, the Finance Committee met twice.

          INVESTMENT COMMITTEE. The function of the Investment Committee is to approve investment guidelines for the pension fund managers and to meet with and evaluate the performance of each fund manager. Members of the Committee are Jon H. Miller (chairman), Roger L. Breezley, James A. McClure, Phil Soulen and Larry R. Gunnoe. During 1993, the Investment Committee met twice.

     The average attendance during l993 at all meetings of the Board and all meetings of the Committees of the Board was 82 percent. Senator McClure attended fewer than 75 percent of all regular and applicable committee meetings.


                  TRANSACTIONS WITH MANAGEMENT

     For more than 30 years, the law firm of Yturri, Rose, Burnham, Bentz & Helfrich has represented the Company from time to time in legal proceedings in the State of Oregon including regulatory matters before the Public Utility Commission of Oregon. In 1993, the law firm was paid $57,861.61 for legal services. Gene C. Rose, a Director, is a partner in the firm.

     In 1991, the Company entered into a contract with the consulting firm of McClure, Gerard & Neuenschwander, Inc., to advise the Company from time to time on certain federal legislative and agency matters. In 1993, the firm was paid $92,744.68 for such services. The law firm of Givens, Pursley & Huntley also represents the Company from time to time on various matters. In 1993, the law firm was paid $22,456.63 for legal services. James A. McClure, a Director, is a partner in both firms.

        COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
                REPORT OF COMPENSATION COMMITTEE
                    ON EXECUTIVE COMPENSATION

GENERAL

     The Compensation Committee (Committee) of the Board of Directors administers the Company s executive compensation program. As such, the Committee is responsible for establishing the compensation philosophy, recommending executive compensation plans that support the philosophy and establishing the appropriate levels of compensation for Executive Officers. The Committee is composed of four independent, non-employee Directors. Following decisions by the Compensation Committee, all issues related to executive compensation are submitted to the full Board of Directors for approval. The Board approved, without modification, all executive compensation recommendations of the Committee for 1993.

EXECUTIVE OFFICER COMPENSATION PHILOSOPHY

     The compensation philosophy for Executive Officers is consistent with the compensation philosophy the Company has adopted for all employees. The Company s compensation is designed to:

     1. manage employee compensation as an investment with the expectation employees will contribute to the Company s financial performance, its environmental record and public reputation in the territory it serves and help provide a positive return to shareholders;

     2. be competitive with respect to those companies in the markets in which we compete for employees, allowing the Company to successfully attract and retain the qualified employees necessary for long-term success;

     3. recognize individuals for their demonstrated ability to perform their position responsibilities;

     4. balance total compensation with the Company s ability to pay.

EXECUTIVE OFFICER 1993 COMPENSATION

     Salary ranges for Executive Officers are reviewed annually and are established as a percentage of the compensation of the Chairman of the Board and Chief Executive Officer. The salary ranges are supported by salary comparisons with similar positions in electric utilities throughout the United States with annual revenues ranging from $300 million to $600 million. The competitive point for executive compensation for 1993 was targeted near the median of the salary levels for executive officers of these utilities. Actual compensation of individual Executive Officers is based upon their levels of responsibility, experience in their positions, prior experience, breadth of knowledge and job performance. The electric utility group utilized by the Committee to compare Executive Officer salaries is different from the Salomon Brothers 100 Electric Utilities Index group utilized by the Company to compare the financial performance of the Company with a nationally recognized industry standard. The Committee feels it is more appropriate to compare Executive Officer salaries with electric utilities of comparable revenues than with all electric utilities regardless of size as represented in the Salomon Brothers 100 Index.

     In November of 1992, the Committee recommended 1993 salary range adjustments for the Executive Officers that corresponded to the Company s General Wage Adjustment of 2 percent. Actual 1993 salary adjustments for individual officers was based upon the factors discussed above, and in some cases, a need to restore officer compensation to a competitive level following the officer salary freeze in effect through 1992 due to drought conditions. The Committee considered each of these factors but did not assign a formal weighting for each factor. During 1993, the Executive Officers received only base salary compensation because the Company did not have an incentive or bonus plan for officers.

CEO 1993 COMPENSATION

     Mr. Marshall became Chief Executive Officer of the Company in 1989. In January of 1993, Mr. Marshall was granted a salary increase of approximately 5 percent. Mr. Marshall s salary is reviewed annually and is adjusted based upon comparisons with salaries of chief executive officers of comparable utilities with annual revenues ranging from $300 million to $600 million, his length of service with the Company as Chief Executive Officer, the level of his responsibilities, the depth of his experience and his job performance. The Committee considered each of these factors but did not assign a formal weighting for each factor.
During 1993, Mr. Marshall received only base salary compensation because the Company did not have an incentive or bonus plan for the Chief Executive Officer.

FUTURE PLANS

     During 1993, the Committee retained an executive compensation consultant to assist in reviewing the Company s Executive Officer compensation practices. The Committee s efforts in 1993 focused on developing a compensation philosophy, reviewing the competitiveness of the current compensation package (base salary, retirement and other benefits), developing an annual calendar for committee meetings and studying the feasibility and appropriateness of implementing an incentive (pay at risk) compensation program. The Committee s compensation consultant participated in all three of the Committee s 1993 meetings.

     The Committee has recommended implementation of a Restricted Stock Plan as a long-term incentive for officers and other key employees who, in the opinion of the Committee, have significant responsibility for the growth, development and financial success of the Company. It is the Committee s belief that implementation of the Restricted Stock Plan would provide an equity-based incentive program that would recognize key personnel for outstanding performance, assist in retention of key personnel and would facilitate alignment of business decisions with shareholder interests. The Restricted Stock Plan is discussed as Proposal 3 and is fully set forth in Appendix A.

              John B. Carley, Chairman      Evelyn Loveless
              Peter T. Johnson             Richard T. Norman

                                       SUMMARY COMPENSATION TABLE

                        ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                        ___________________                     AWARDS         PAYOUTS
                                                         ____________________  _______

                                                OTHER               SECURITIES            ALL
                                                ANNUAL   RESTRICTED UNDERLYING           OTHER
                                                COMPEN-     STOCK    OPTIONS/   LTIP    COMPEN-
     NAME AND                    SALARY  BONUS  SATION(1)  AWARD(S)    SARs    PAYOUTS  SATION(2)
PRINCIPAL POSITION         YEAR    ($)    ($)     ($)        ($)       (#)       ($)       ($)
__________________         ____  _______ _____  _________ _________  _______   _______  _________

Joseph W. Marshall         1993  315,000   0       --         0         0         0     $9,434
 Chairman of the Board and 1992  300,000   0       --         0         0         0     $8,500
 Chief Executive Officer   1991  280,000   0       --         0         0         0     $6,480

Larry R. Gunnoe            1993  185,000   0       --         0         0         0     $7,400
 President and             1992  174,000   0       --         0         0         0     $6,670
 Chief Operating Officer   1991  158,000   0       --         0         0         0     $5,688

Jan B. Packwood            1993  134,000   0       --         0         0         0     $2,624
 Vice President-           1992  124,000   0       --         0         0         0     $3,513
 Power Supply              1991  115,000   0       --         0         0         0     $3,024

Douglas H. Jackson         1993  130,000   0       --         0         0         0     $5,200
 Vice President-           1992  120,333   0       --         0         0         0     $4,612
 Distribution              1991  103,333   0       --         0         0         0     $3,720

J. LaMont Keen             1993  127,000   0       --         0         0         0     $5,080
 Vice President            1992  121,667   0       --         0         0         0     $4,660
 and Chief                 1991   96,667   0       --         0         0         0     $3,480
 Financial Officer
_____________
(1) The aggregate value of perks/personal benefits for each named Executive Officer is substantially less than the minimum disclosure requirements.

(2) Represents the Company's contribution of an additional amount to the Employee Savings Plan equal to 60 percent for the year 1991 and for the first six months of 1992 and 66 2/3 percent for the last six months of 1992 and for the year 1993 of the total contribution of the named Executive Officer not exceeding 6 percent of base monthly compensation.
/TABLE

                        PERFORMANCE GRAPH

     The following table shows a Comparison of Five-year Cumulative Total Shareowner Return for Idaho Power Company Common Stock, the S&P 500 Index, and the Salomon Brothers 100 Electric Utilities Index. The data assumes that $100 was invested on December 31, 1988. The Salomon Brothers 100 Electric Utilities Index includes all investor-owned electric utilities.

                                             Salomon Bros.
                Idaho Power    S&P 500      Elec. Utilities

Dec. 31, 1988     100.00        100.00           100.00
         1989     135.75        131.69           130.68
         1990     128.14        127.60           132.12
         1991     153.69        166.47           171.09
         1992     157.67        179.15           184.38
         1993     185.07        197.21           205.52


     The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line graph presentation comparing the cumulative, five-year total shareowner return on its Common Stock with the cumulative total shareowner return of a broad equity market index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The above graph compares the performance of the Company with that of the S&P 500 Index and the Salomon Brothers 100 Electric Utilities Index and assumes $100 invested on December 31, 1988, with beginning-of-period weighting of the peer group indices (based on market capitalization) and monthly compounding of returns. During the 1987-1992 time frame, the Company experienced a period of prolonged drought conditions which dramatically reduced hydroelectric generation and hampered financial performance.

                          PENSION PLANS

     The following table sets forth the estimated annual pension benefits payable under the Company's Retirement Plan (a qualified defined benefit pension plan for all regular employees) and under the Company s Security Plan for Senior Management Employees (a non-qualified defined benefit plan for senior management employees).

REMUNERATION                          YEARS OF SERVICE
_____________________________________________________________________________

                      15        20       25        30       35       40
$ 75,000          $ 57,125  $ 62,000  $ 66,875  $ 71,750  $ 75,125  $ 78,500
$100,000          $ 73,250  $ 79,750  $ 86,250  $ 92,750  $ 97,250  $101,750
$125,000          $ 91,875  $100,000  $108,125  $116,250  $121,875  $127,500
$150,000          $113,000  $122,750  $132,500  $142,250  $146,000  $155,750
$175,000          $117,875  $129,250  $140,625  $152,000  $159,875  $167,750
$200,000          $141,500  $154,500  $167,500  $180,500  $189,500  $198,500
$225,000          $167,625  $182,250  $196,875  $211,500  $221,625  $231,750
$250,000          $169,739  $185,068  $200,398  $215,728  $226,340  $236,953
$300,000          $169,739  $185,068  $200,398  $215,728  $226,340  $236,953
$325,000          $169,739  $185,068  $200,398  $215,728  $226,340  $236,953

     Benefits under the Retirement Plan for senior management employees upon retirement, normal retirement age 65 years, are calculated on years of credited service using the average of the highest five consecutive years' salaries (as reported in the Summary Compensation Table) in the last 10 years before retirement. The annual retirement benefits for all other regular employees under the Retirement Plan are calculated under a methodology which results in their receiving a higher percentage of final average pay than senior management employees. Benefits under the Security Plan for Senior Management Employees are based upon salary at retirement, normal retirement age 65 years, and are payable over a 15-year period to the participant or the participant s beneficiary upon death or retirement. Generally, death and supplemental retirement benefits will vary from 45 percent to 56 percent and will average approximately 50 percent of salary at retirement. The plan is funded by life insurance on the participants and is designed so that if assumptions made as to participant contributions, mortality expectation, policy dividends and other factors are realized, the Company will recover the cost of this plan. Benefits are not subject to any deduction for Social Security benefits or other offset amounts. The Company has a Supplemental Employee Retirement Plan (a non-qualified plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits)
(SERP). If Mr. Marshall had retired effective December 31, 1993, he would receive under the SERP annual retirement payments totaling $7,003.72.

     As of December 31, 1993, the final five-year average salaries under the Retirement Plan for the five Executive Officers named in the Summary Compensation Table are: Mr. Marshall, $255,333; Mr. Gunnoe, $150,600; Mr. Packwood, $110,056; Mr. Jackson, $102,365; and Mr. Keen, $100,056.
Years of credited service under the pension plans are: Mr. Marshall, 24; Mr. Gunnoe, 25; Mr. Packwood, 24; Mr. Jackson, 37; and Mr. Keen, 20.

                      DIRECTOR COMPENSATION

     Directors who are not employees of the Company receive $600 for each Board meeting and for each committee meeting attended. In addition, non-employee Directors who are chairmen of Board committees receive $1,200 per month; other non-employee Directors receive $1,000 per month. The Company permits Directors to defer all or a portion of any retainers and meeting fees under a deferred compensation plan. Under the plan, at retirement Directors may elect to receive one lump-sum payment of all amounts deferred with interest, or a series of up to 10 equal annual payments, depending upon the specific deferral arrangement. A special account is maintained on the Company s books showing the amounts deferred and the interest accrued thereon. The Directors participate in a non-qualified deferred compensation plan (a non-qualified defined benefit plan for directors) that is funded by life insurance on the participants and provides, upon retirement from the Board, for the payment of $17,500 per year for a period of 15 years.


                           PROPOSAL 2

              RATIFICATION OF DELOITTE & TOUCHE AS
        INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING
                       DECEMBER 31, 1994


     At the meeting, the shareholders will be asked to ratify the selection by the Board of Directors of Deloitte & Touche as the firm of independent public accountants to audit the books of accounts and records of the Company for the fiscal year l994.

     A representative of Deloitte & Touche is expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and to respond to appropriate questions.

                           PROPOSAL 3

           AUTHORIZATION OF 1994 RESTRICTED STOCK PLAN
                   FOR OFFICERS AND EXECUTIVES

     The Board of Directors of the Company unanimously adopted, subject to shareholder approval, the Idaho Power Company 1994 Restricted Stock Plan (the Plan ). The Board of Directors and the Compensation Committee of the Board believe that implementation of a restricted stock plan will serve as a long-term incentive for officers and key executives who have significant responsibility for the growth, development and financial success of the Company.
The Board approved 370,000 shares of Common Stock of the Company, $2.50 par value, for awards under the Plan, approximating 1 percent of the total shares outstanding. The following is a summary of the material features of the Plan, a complete copy of which appears as Appendix A hereto. The summary is qualified in its entirety by reference to Appendix A.

PARTICIPATION

     All officers and key executives (approximately 20) are eligible to participate in the Plan. Participants are those officers and key executives who may be selected by the Compensation Committee in its sole discretion from those eligible for awards. Non-employee Directors are not eligible to participate.

ADMINISTRATION

     The Plan is administered by the Compensation Committee of the Board of Directors, which Committee is composed entirely of non-employee Directors. The Committee meets the disinterested administration requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the
 Exchange Act ).

TYPE OF AWARDS

     The Plan provides for granting of restricted stock. The amount of award, the time when made, the length of the restricted period, the applicable restrictions, forfeiture provisions, performance criteria, if any, dividend and voting rights, if any, and any other terms of the award are determined by the Compensation Committee at the time of grant, subject to the express provisions of the Plan.

     Awards which are not yet vested will vest immediately upon any change in control of the Company, as defined in the Plan.

TERM AND AMENDMENT

     The Plan was adopted by the Board of Directors effective
July 1, 1994, subject to shareholder approval. The Plan is subject to termination by the Board at any time. The Board may amend the Plan without further approval of the shareholders except to the extent required.

SHARES SUBJECT TO PLAN

     The number of shares of Common Stock of the Company, $2.50 par value, underlying awards under the Plan is 370,000 shares in the aggregate (subject to anti-dilution adjustments). Shares underlying awards that expire unearned or which are forfeited are thereafter available for further grants to the maximum extent possible. The closing price of Company Common Stock on the New York Stock Exchange on March 1, 1994, was $______ per share. Common Stock issued under the Plan may be either authorized but unissued shares, treasury stock or shares acquired on the open market.

GRANT INFORMATION

     The number of officers and key executives who will be selected for awards under the Plan in the future will vary from year to year. It is not possible to determine awards that will be made pursuant to the Plan in the future.

VOTING

     For purposes of Rule 16b-3 under the Exchange Act and Idaho law, approval of the Plan requires the affirmative vote of a majority of the shares then represented at the meeting
and entitled to vote.   Abstentions  will be counted as being
represented at the meeting and, therefore, will have the same effect as negative votes. Non-votes (i.e., shares held by brokers, fiduciaries or other nominees which are not permitted to vote on the proposal) will not be counted as being represented at the meeting and entitled to vote and therefore will have no effect on the outcome.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE  FOR  THE PLAN.


                          ANNUAL REPORT

     The Company's 1993 annual report to shareholders, including financial statements for l991, 1992 and 1993, was mailed on or about March 4, 1994, to all shareholders of record, and copies have been mailed to all persons becoming shareholders of record up to and including the stock record date for the meeting.


                  PROPOSALS OF SECURITY HOLDERS

     Any proposal which a security holder intends to present for action at the Company's 1995 annual meeting must be received by the Corporate Secretary of the Company at the Company's general office by 5:00 P. M. on November 24, 1994, if it is to be considered for inclusion in the Proxy Statement for the Annual Meeting of Shareholders.


                         OTHER BUSINESS

     Neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. In addition, they have not been informed that any other matter will be presented to the meeting by others. If any other business comes before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

     It is requested that each shareholder who cannot attend the meeting send in his or her proxy or proxies without delay.


                         By Order of the Board of Directors
                         Robert W. Stahman
                         Corporate Secretary

BOISE, IDAHO

March 25, 1994

                                                       APPENDIX A



                       IDAHO POWER COMPANY
                   1994 RESTRICTED STOCK PLAN

                            PREAMBLE



     Effective as of July 1, 1994, Idaho Power Company (the
 Company ), has adopted the IDAHO POWER COMPANY 1994
RESTRICTED STOCK PLAN (the Plan ) for the benefit of its eligible employees.

                            ARTICLE I

                     PURPOSE AND ELIGIBILITY

     1.1 Purpose. The purpose of the Plan is to award shares of common stock to certain officers and executives
( key employees ) of Idaho Power Company (the Company ) and its wholly-owned subsidiaries to provide an equity-based incentive program to key employees that encourages retention, facilitates alignment of business decisions with shareholder interests and recognizes key employees for outstanding performance.

     1.2 Eligibility. Subject to the determination of the Committee described in Section 2.2 herein, all officers and key executives of the Company and its wholly-owned subsidiaries shall be eligible to receive awards under the Plan. A person who receives an award under the Plan is referred to herein as a Participant.

                           ARTICLE II

                             AWARDS

     2.1 Shares Available for Awards. The maximum number of shares which may be awarded from time to time under the Plan is 370,000. Shares of common stock awarded under the Plan
( Restricted Shares ) shall be authorized but unissued shares of common stock of the Company, treasury shares or shares purchased on the open market. Restricted Shares which are not earned or which are forfeited shall again be available for subsequent awards under the Plan. Such shares may be regranted to key employees who are deemed to be insiders under Section 16 ( Section 16") of the Securities Exchange Act of 1934, as amended (the Exchange Act ) to the maximum extent permitted by the rules thereunder.

     2.2 The Committee. All awards made hereunder shall be made to such key employees as shall be determined solely by the Compensation Committee of the Board of Directors of the Company, or such other committee as the Board of Directors shall determine (the Committee ).

     The Committee shall consist of not less than two members of the Board of Directors who shall, to the extent required, meet the requirements for disinterested administration as set forth in Rule 16b-3 of the Exchange Act. The Committee shall have full discretion and exclusive power, subject to the provisions of the Plan, to select and determine the key employees to whom awards are made, the times when awards are made, the number of Restricted Shares granted, the length of the restricted period (the Restricted Period ), the applicable restrictions, forfeiture provisions, performance criteria, if any, dividend rights, if any, voting rights, if any, and any other rights, terms and conditions it may choose to apply to such awards.

     The Committee shall have full power and authority to interpret and apply the provisions of the Plan, and to prescribe, amend and rescind such rules and regulations relating to the Plan as it shall deem desirable. Any interpretation, determination or other action taken by the Committee shall be final, binding and conclusive. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or awards made hereunder.

     2.3  Awards.

     (a) The terms of each award, as determined solely by the Committee, shall be set forth in a written agreement (a
 Restricted Stock Agreement ) duly executed on behalf of the Company and the Participant in such form as the Committee shall from time to time approve.

     (b) A stock certificate representing the number of Restricted Shares granted to a Participant shall be registered in the Participant s name but shall be held in custody by the Company for the Participant s account. The Participant shall not have the right to vote such Restricted Shares or to receive dividends thereon unless such rights are granted by the Committee. In addition, the following restrictions shall apply: (i) the Participant shall not be entitled to delivery of a certificate until the expiration or termination of the Restricted Period and the satisfaction of performance criteria, if any; (ii) none of the Restricted Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period, other than by will or the laws of descent and distribution; and (iii) all of the Restricted Shares shall be forfeited by the Participant without further obligation on the part of the Company as of the date of the Participant s termination of employment in accordance with the provisions of Section 3.1 hereof prior to the expiration or termination of the Restricted Period. Upon the forfeiture of any Restricted Shares, such forfeited shares shall be transferred to the Company without further action by the Participant.

     (c) Upon the expiration or termination of the Restricted Period and the satisfaction of performance criteria, if any, the restrictions imposed on the appropriate Restricted Shares shall lapse and a stock certificate for the number of Restricted Shares with respect to which the restrictions have lapsed shall be delivered to the Participant, free of all such restrictions, except any that may be imposed by law or by the applicable Restricted Stock Agreement. Except as provided under Section 5.3 hereof, no payment will be required from the Participant upon the issuance or delivery of any Restricted Shares.

     2.4 Section 83(b) Election. A Participant who files an election with the Internal Revenue Service to include the fair market value of any Restricted Shares in gross income while they are still subject to restrictions shall promptly furnish the Company with a copy of such election together with the amount of any federal, state, local or other taxes required to be withheld to enable the Company to claim an income tax deduction with respect to such election.

     2.5 Adjustment in Event of Changes in Capitalization. In the event of a recapitalization, stock split, stock dividend, stock combination, exchange of shares, merger, consolidation, acquisition or disposition of property or shares, reorganization, liquidation, or other similar changes or transactions, of or by the Company, the aggregate number of Restricted Shares shall be appropriately adjusted and all provisions of this Plan with respect to the number of Restricted Shares shall also be adjusted.

                           ARTICLE III

          TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL

     3.1 Termination of Employment. Subject to the Committee s right to determine otherwise at the time of grant, upon termination of the Participant s employment with the Company by reason of death or disability, or with approval of the Committee upon retiring from the Company prior to attaining age 62, all unvested Restricted Stock shall immediately vest. Upon termination of employment for any other reason, all unvested Restricted Stock shall be forfeited.

     3.2  Change in Control.  All unvested Restricted Shares
shall vest immediately upon a  change in control .   Change
in control  shall mean the earlier of the following to occur:
(a) the public announcement by the Company or by any person (which shall not include the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company) ( Person ) that such Person, who or which, together with all Affiliates and Associates (within the meanings ascribed to such terms in Rule 12b-2 of the Exchange Act) of such Person, shall be the beneficial owner of twenty percent (20%) or more of the voting stock then outstanding; (b) the commencement of, or after the first public announcement of any Person to commence, a tender or exchange offer the consummation of which would result in any Person becoming the beneficial owner of voting stock aggregating thirty percent (30%) or more of the then outstanding voting stock; (c) the announcement of any transaction relating to the Company required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of Regulation 14A of the Securities and Exchange Commission under the Exchange Act; (d) a proposed change in the constituency of the Board of Directors of the Company such that, during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election or nomination for election by the shareholders of the Company of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were members of the Board of Directors of the Company at the beginning of the period; or (e) any other event which shall be deemed by a majority of the Committee of the Board of Directors of the Company to constitute a change in control.

ARTICLE IV

                   AMENDMENTS AND TERMINATION

     4.1 Amendments. The Board of Directors reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate by it, to amend in whole or in part, and in any manner, any or all of the provisions of this Plan, provided that no amendment shall make it possible for any part of a Participant s Restricted Shares to be used for or diverted to, purposes other than for the exclusive benefit of Participants or their beneficiaries, except to the extent otherwise provided in this Plan. No actions by the Board of Directors pursuant to this Article IV may be taken if it would cause the Plan to fail to meet the disinterested administration requirements set forth in Rule 16b-3 of the Exchange Act to the extent required.

     4.2 Termination. The Board of Directors reserves the right to terminate this Plan at any time. No Participant shall accrue any additional benefits under this Plan after the effective date of such termination.

                            ARTICLE V

                          MISCELLANEOUS

     5.1 Governing Law. All questions pertaining to the validity, construction and administration of the Plan shall be determined in accordance with the laws of the State of Idaho, without regard to conflicts of laws provisions.

     5.2 Nonguarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Participant, as a right of any Participant to be continued in the employment of the Company, or as a limitation on the right of the Company to discharge any of its employees, with or without cause.

     5.3 Taxes. The Company shall make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state and local taxes required by law to be withheld with respect to awards of Restricted Shares, and the lapse of restrictions on Restricted shares, including but not limited to (i) deducting the amount required to be withheld from any other amount then or thereafter payable to a Participant, former Participant, beneficiary or legal representative, and (ii) requiring a Participant, former Participant, beneficiary or legal representative to pay to the Company the amount required to be withheld as a condition of the delivery of Restricted Shares. For all purposes of this Plan, the fair market value of common stock shall be determined by the Company in good faith, and such determination shall be binding upon the Participants and all other persons for federal, state and local tax purposes.

     5.4 Notices. Each notice relating to this Plan shall be in writing and delivered in person or by certified mail to the proper address. All notices to the Company shall be addressed to it at 1221 West Idaho Street, Boise, Idaho 83707, Attention: Corporate Secretary. All notices to Participants, former Participants, beneficiaries or other persons acting for or on behalf of such persons shall be addressed to such person at the last address for such person maintained in the Company s records.

     5.5 Headings. The headings and sub-headings in this Plan are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

     5.6 Severability. In case any provision of this Plan shall be held illegal or void, such illegality or invalidity shall not affect the remaining provisions of this Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

                              PROXY
                       IDAHO POWER COMPANY
                 ANNUAL MEETING OF SHAREHOLDERS
                           MAY 4, 1994

This Proxy is Solicited on Behalf of the Board of Directors.

Properly executed proxies will be voted as marked and, if not marked, will be voted FOR the election of the nominees listed in the accompanying Proxy Statement and FOR proposals (2) and (3) on the reverse.

The undersigned hereby appoints Joseph W. Marshall and Robert Stahman, and each of them, proxies with full power of substitution to vote for the undersigned at the Annual Meeting of Shareholders of Idaho Power Company, and at any adjournments thereof, on the matters set forth in the Proxy Statement and such other matters as may come before the meeting; and hereby directs that this proxy be voted in accordance with the instructions herein.

Please date, sign and mail promptly in the self-addressed return envelope which requires no postage if mailed in the United States. Persons signing in representative capacity should indicate as such. If shares are held jointly, both owners should sign.

Proposal to Elect Director Nominees

The Board of Directors Recommends a vote FOR the proposals regarding:

(1) ELECTION OF DIRECTORS:  George L. Coiner; Larry R.
Gunnoe; Peter T. Johnson; and James A. McClure.

         FOR                           WITHHOLD
all nominees listed above / /  Authority to vote for      / /
(except as marked to the       all nominees listed above
contrary to the right)

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee s name on the line provided below.)

_________________________________________________________

(2) Proposal to ratify the selection of Deloitte & Touche as Independent Auditors

          FOR / /    AGAINST / /    ABSTAIN / /

(3) Proposal to authorize the 1994 Restricted Stock Plan for
Officers and Executives


          FOR / /    AGAINST / /    ABSTAIN / /

If you wish to have any comments forwarded to the Company, you must mark this box and then write your comments on the reverse side of this form. / /


______________     ___________     PLEASE MARK ALL CHOICES
ACCOUNT NUMBER       SHARES        LIKE THIS /X/

SIGNATURE _________________________     DATE __________

SIGNATURE _________________________     DATE __________